UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2009
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust) Delaware (Brandywine Operating Partnership, L.P.) (State or Other Jurisdiction of Incorporation or Organization)	001-9106 000-24407 (Commission file number)	23-2413352 23-2862640 (I.R.S. Employer Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 6, 2009, Brandywine Realty Trust, the sole general partner of Brandywine Operating Partnership, L.P. (the “Operating Partnership”), announced that the Operating Partnership has commenced cash tender offers for any and all of the $150,151,000 outstanding principal amount of its 4.50% Guaranteed Notes due November 1, 2009 (the “2009 Notes”) (the “Any and All Tender Offer”) and for up to $100,000,000 principal amount (the “Maximum Tender Amount”) of its 5.625% Guaranteed Notes due December 15, 2010 (the “2010 Notes”) and 5.75% Guaranteed Notes due April 1, 2012 (the “2012 Notes”) all issued by the Operating Partnership (the “Maximum Tender Offer,” and together with the Any and All Tender Offer, collectively, the “Tender Offers,” and each a “Tender Offer”). The terms and conditions of the Tender Offers are set forth in the Offer to Purchase dated August 6, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) and are summarized below. The Tender Offers will be funded by a combination of available cash on hand and borrowings under the Operating Partnership’s unsecured revolving credit facility.
Tender Offer for the 2009 Notes
     The Any and All Tender Offer will expire at 5:00 p.m., New York City time, on August 13, 2009, unless extended or earlier terminated by the Operating Partnership. The consideration payable for the 2009 Notes will be $1,004.00 per $1,000 principal amount of the 2009 Notes validly tendered plus accrued and unpaid interest from the last interest payment date up to, but not including, the payment date for the 2009 Notes purchased in the Any and All Tender Offer, which is expected be the next business day following the expiration of the Any and All Tender Offer. Under certain circumstances described in the Offer to Purchase, the Operating Partnership may terminate the Any and All Tender Offer before the applicable expiration date. Validly tendered 2009 Notes are expected to be retired and cancelled.
Tender Offer for the 2010 and 2012 Notes
     The Maximum Tender Offer will expire at 11:59 p.m., New York City time, on September 2, 2009, unless extended or earlier terminated by the Operating Partnership. The consideration payable for the 2010 or 2012 Notes will be equal to the applicable “Total Consideration” shown below per $1,000 of each series of notes, which includes the Early Tender Payment if a holder has validly tendered and has not validly withdrawn such holder’s 2010 or 2012 Notes by 5:00 p.m., New York City time, on or prior to Wednesday, August 19, 2009 (as may be extended or otherwise modified, the “Early Tender Date”). Holders that validly tender their 2010 or 2012 Notes after the Early Tender Date and at or prior to the applicable expiration date without subsequently validly withdrawing them will receive the applicable “Tender Offer Consideration” shown below per $1,000 of each series of notes which is equal to the Total Consideration minus the Early Tender Payment.

	Principal	Acceptance	Tender	Early
Note	Amount	Priority	Offer	Tender	Total
Issue	Outstanding	Level	Consideration (1)	Payment (1)	Consideration (1)

2012 Notes	$287,830,000	1	$950.00	$30.00	$980.00
2010 Notes	210,546,000	2	970.00	30.00	1,000.00

(1)	Per $1,000 principal amount of Notes accepted for purchase.
     Validly tendered notes accepted for purchase will also be paid accrued and unpaid interest from the last interest payment date up to, but not including, the payment date for the 2010 and 2012 Notes purchased in the Maximum Tender Offer, which is expected be the next business day following the expiration date of the Maximum Tender Offer. Validly tendered 2010 and 2012 Notes are expected to be retired and cancelled.
     In the event that the Maximum Tender Offer is oversubscribed, the Operating Partnership will accept tendered 2010 and 2012 Notes according to the “acceptance priority level” for that series specified in the table above and proration. Accordingly, all 2012 Notes that are validly tendered as of the expiration of the Maximum Tender Offer will be accepted for purchase, subject to proration, before any validly tendered 2010 Notes are accepted. In addition, with respect to the 2010 and 2012 Notes, where some, but not all, of the notes tendered for a particular series are purchased, the amount of notes accepted from each holder tendering from that series will be prorated based on the aggregate principal amount tendered with respect to that series and the remaining amount available under the Maximum Tender Amount. The Tender Offer for the 2010 and 2012 Notes is not conditioned on any minimum amount of notes being tendered.
     A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description

99.1	Press Release, dated August 6, 2009.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

By:	Brandywine Operating Partnership, L.P.

By:	Brandywine Realty Trust, its General Partner

By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: August 7, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Brandywine Realty Trust, dated August 6, 2009.